August 28, 1997







The Hennessy Funds, Inc.

The Courtyard Square

750 Grant Avenue, Suite 100

Novato, California 94945



Gentlemen:



     We have acted as counsel for you in connection with the preparation of a Registration Statement on Form N-1A and amendments thereto relating to the sale by you of an indefinite amount of The Hennessy Funds, Inc. Common Stock, $.0001 par value (such Common Stock being hereinafter referred to as the "Stock"), in the manner set forth in the Registration Statement. In this connection, we have examined: (a) the Registration Statement on Form N-1A and all amendments thereto; (b) the Rule 24f-2 Notice for The Hennessy Funds, Inc. dated August 28, 1997;
(c) corporate proceedings relative to the authorization for issuance of shares of the Stock; and (d) such other proceedings, documents and records as we deemed necessary to enable us to render this opinion.



     Based on the foregoing, we are of the opinion that the shares of Stock sold in the fiscal year ended June 30, 1997 in reliance upon registration pursuant to Rule 24f-2 under the Investment Company Act of 1940 and in the manner set forth in the Registration Statement were legally issued, fully paid and nonassessable. We have not examined the stock register books of The Hennessy Funds, Inc. In opining that the shares of Stock sold in the fiscal year ended June 30, 1997 were fully paid, we have relied upon a certificate of an officer of The Hennessy Funds, Inc. as to the consideration received for such shares.



     We hereby consent to the use of this opinion in connection with the filing of the Rule 24f-2 Notice for The Hennessy Funds, Inc. for its fiscal year ended June 30, 1997. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by
Section 7 of said Act.



Very truly yours,



/s/ Foley & Lardner